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PRESS RELEASE DATED JULY 2, 2004                                   EXHIBIT 99.1



                     PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES
                    PRELIMINARY AGREEMENT TO RESTRUCTURE DEBT


July 2, 2004, Los Angeles, California. Primedex Health Systems, Inc. (OTCBB:PMDX) announced today it has reached an agreement in principal to restructure its outstanding approximate $160 Million credit arrangements utilizing its current lenders. The proposed arrangements involve a revision and extension of the terms of the outstanding Primedex obligations to those entities. The contemplated arrangement with the Primedex existing lenders is intended to replace the previously sought third-party financing arrangements.

While the revised financing arrangements with the Primedex existing lenders will not result in a reduction in the Primedex outstanding debt as previously contemplated, it will provide a payment schedule designed to facilitate the current operations of Primedex.

The replacement lending facility is expected to be in place by July 31, 2004. Inasmuch as an agreement in principle only has been reached, no assurance can be given that the agreement as now contemplated will be reached or any agreement at all.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, market conditions for corporate debt in general and credit facility lending in particular and other risks described from time to time in Primedex's SEC reports, including its report on Form 10-K for the year ended October 31, 2003 and on Form 10-Q for the quarter ended April 30, 2004.

Company Contact:

    Jeffrey Linden
    General Counsel
    (310) 445-2842


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